Miller retires from Franklin Financial, F&M Trust boards

Franklin Financial Services Corporation announced that Jeryl C. Miller retired from the boards of directors of both Franklin Financial and its subsidiary, F&M Trust, effective December 31, 2010.

Miller joined the boards of Franklin Financial and F&M Trust in 1983.  During his tenure he served on a variety of board committees, most recently the audit, executive, personnel, and trust committees, having served as chair of the audit committee since 1997.  Miller, vice president and secretary of Charles W. Karper, Inc., was re-elected to the board for the ninth time in 2010.

“Over the last 27 years, Jerry has exhibited integrity, professionalism and wisdom during his service on the board,” commented William E. Snell, Jr., president and CEO. “We will miss his invaluable insight and contributions. We express our sincere gratitude to him and wish him the very best in his retirement.”

Franklin Financial is the parent company of F&M Trust, the largest independent, locally owned and operated community bank headquartered in Franklin County with assets of approximately $970 million.  F&M Trust has twenty-five community banking offices located through Franklin, Cumberland, Fulton, and Huntingdon Counties in Chambersburg, St. Thomas, Marion, Greencastle, Mont Alto, Waynesboro, Shippensburg, Boiling Springs, Camp Hill, Carlisle, Newville, McConnellsburg, Orbisonia, Hustontown, and Warfordsburg.  Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.